Exhibit 4.5

TRANSATLANTIC PETROLEUM CORP.

and

COMPUTERSHARE TRUST COMPANY OF CANADA

WARRANT INDENTURE

November 17, 2005

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

This Warrant Indenture

is made as of November 17, 2005

Between

TRANSATLANTIC PETROLEUM CORP., a corporation incorporated under the laws of the Province of Alberta, having an office in Calgary, Alberta (the Corporation)

and

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada and authorized to carry on business in Alberta (the Trustee)

Recitals

A.	The Corporation is proposing to issue up to 2,500,000 Warrants in the manner herein set forth;

B.	Each Warrant shall, subject to adjustment, entitle the holder thereof to acquire one Common Share at the price and upon the terms and conditions herein set forth; and

C.	All acts and deeds necessary have been done and performed to create the Warrants, when issued as provided in this Indenture, as legal, valid and binding upon the Corporation with the benefits and subject to the terms of this Indenture;

The foregoing statements of fact and recitals are made by the Corporation and not the Trustee.

The parties agree as follows.

ARTICLE 1

Interpretation

1.1	Definitions

In this Indenture, including the recitals and schedules hereto and in all indentures supplemental hereto:

“1933 Act” means the United States Securities Act of 1933, as amended;

“Accredited Investor” means an accredited investor as defined in Rule 501(a) of Regulation D;

“Adjustment Period” means the period from and including the Effective Date up to and including the Time of Expiry;

“affiliates” has the meaning given thereto in the Securities Act (Alberta);

“Authorized Investments” means short term interest bearing or discount debt obligations issued or guaranteed by the Government of Canada or a province of Canada or a Canadian chartered bank (which may include an affiliate or related party of the Trustee) provided that each such obligation is rated at least R1 (middle) by DBRS Inc. or an equivalent rating by Canadian Bond Rating Service.

“Business Day” means a day which is not Saturday or Sunday or a legal holiday in the City of Calgary or a day on which the Trustee is closed for business;

“Change of Control” means, with respect to the Corporation, the occurrence of any of the following events: (i) a tender offer shall be made and consummated for the ownership of 20% or more of the outstanding voting securities of the Corporation; (ii) the Corporation shall be merged or consolidated with another corporation (or other person) and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Corporation, other than affiliates of any party to such merger or consolidation as the same shall have existing immediately prior to such merger or consolidation; or (iii) the Corporation shall sell substantially all of its assets to another corporation (or other person) which is not a wholly owned Subsidiary;

“Common Shares” means fully paid and non-assessable Common Shares of the Corporation as presently constituted;

“Corporate Transaction” means a transaction resulting in a Change of Control;

“Corporation” means TransAtlantic Petroleum Corp.;

“Corporation’s Auditors” means the firm of chartered accountants that is duly appointed as auditors of the Corporation;

“Counsel” means a barrister or solicitor or a firm of barristers and solicitors retained by the Trustee or retained by the Corporation and acceptable to the Trustee;

“Current Market Price” of the Common Shares at any date means the weighted average of the trading prices per share for such shares for any 10 consecutive Trading Days (as selected by the directors of the Corporation) during the period commencing not more than 30 Trading Days before such date on the Toronto Stock Exchange or, if on such date the Common Shares are not listed on the Toronto Stock Exchange, on such stock exchange upon which such shares are listed and as selected by the directors, or, if such shares are not listed on any stock exchange then on such over-the-counter market as may be selected for such purpose by the directors, or, if the Common Shares are not listed on any stock exchange or traded through an over-the-counter market, the Current Market Price is to be determined in good faith by the directors of the Corporation;

“director” means a director of the Corporation for the time being and, unless otherwise specified herein, reference to action by the directors means action by the directors of the Corporation as a board or, whenever duly empowered, action by any committee of such board;

“Dividends Paid in the Ordinary Course” means cash dividends or distributions declared payable on the Common Shares in any fiscal year of the Corporation to the extent that such cash dividends or distributions do not exceed, in the aggregate, 50% of the consolidated net income of the Corporation before extraordinary items for the period of 12 consecutive months ended immediately prior to the first day of such fiscal year (such consolidated net income and extraordinary items to be shown in the audited consolidated financial statements of the Corporation for such period of 12 consecutive months or if there are no audited consolidated financial statements for such period, computed in accordance with generally accepted accounting principles, consistent with those applied in the preparation of the most recent audited consolidated financial statements of the Corporation);

“Effective Date” means the date of this Indenture;

“Exercise Date” means, with respect to any Warrant, the date on which the Warrant Certificate representing such Warrant is surrendered for exercise in accordance with the provisions of Article 3;

“Exercise Price” with respect to the exercise of any Warrant means $1.05 in lawful money of the United States per Common Share, unless such price shall have been adjusted in accordance with the provisions of Article 4, in which case it shall mean the adjusted price in effect at such time;

“Expiry Date” means November 17, 2007, subject to adjustment in accordance with Section 3.4, in which case it shall mean the accelerated expiry date.

“Issue Date” means, in respect of each Warrant, the date upon which the Warrant is issued by the Corporation so that it is considered outstanding for the purposes of this Indenture;

“person” means an individual, body corporate, partnership, trust, trustee, executor, administrator, legal representative or any unincorporated organization;

“Regulation D” means Regulation D under the 1933 Act;

“Regulation S” means Regulation S under the 1933 Act;

“Shareholder” means a holder of record of one or more Common Shares;

“Subsidiary of the Corporation” or “Subsidiary” means any corporation or other person (other than an individual) of which more than 50% of the outstanding voting securities are owned, directly or indirectly, by or for the Corporation, provided that the ownership of such securities confers the right to elect at least a majority of the board of directors (or persons in a similar position of fiduciary responsibility) of such corporation or other person (other than an individual) and includes any entity in like relation to a Subsidiary;

“this Warrant Indenture, this Indenture, herein, hereby” and similar expressions mean and refer to this Indenture and any indenture, deed or instrument supplemental hereto; and the expressions “Article, Section subsection” and “paragraph” followed by a number mean and refer to the specified article, section, subsection or paragraph of this Indenture;

“Time of Expiry” means 5:30 p.m., Calgary time, on the Expiry Date;

“Trading Day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business and with respect to the over-the-counter market means a day on which the Toronto Stock Exchange is open for the transaction of business;

“Trustee” or “Warrant Trustee” means Computershare Trust Company of Canada or its successors from time to time in the trust hereby created;

“United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“Units” means the units of the Corporation, each consisting of one Common Share and one-half of one Warrant, offered pursuant to the Underwriting Agreement dated November 17, 2005 between the Corporation and Canaccord Capital Corporation and Quest Securities Corporation.

“U.S. Person” has the meaning set forth in Regulation S and includes, with certain exceptions, (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any jurisdiction other than the United States and (B) formed by a U.S. Person principally for the propose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by Accredited Investors who are not natural persons, estates or trusts;

“Warrant Agency” means either of the principal office of the Trustee in the City of Calgary and the principal office of the Trustee in the City of Toronto or such other place as may be designated in accordance with subsection 3.1(c);

“Warrant Certificate” means a certificate issued on or after the Effective Date to evidence Warrants;

“Warrantholder”, or “holder” without reference to Common Shares, means the person who is the registered owner of Warrants as shown on the register maintained at the Warrant Agency by the Trustee in accordance with this Indenture;

“Warrantholders’ Request” means an instrument signed in one or more counterparts by Warrantholders entitled to acquire in the aggregate not less than 10% of the aggregate number of Common Shares which could be acquired pursuant to all Warrants then unexercised and outstanding, requesting the Trustee to take some action or proceeding specified therein;

“Warrants” means the Warrants issued and certified hereunder and for the time being outstanding entitling the holder to acquire Common Shares; and

“written order of the Corporation, written request of the Corporation, written consent of the Corporation, written notice of the Corporation” and “certificate of the Corporation” mean, respectively, a written order, request, consent, notice and certificate signed in the name of the Corporation by any director or officer of the Corporation, and may consist of one or more instruments so executed.

1.2	Gender and Number

Unless herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3	Interpretation not Affected by Headings, etc.

The division of this Indenture into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Indenture.

1.4	Day not a Business Day

In the event that any day on or before which action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

1.5	Time of the Essence

Time shall be of the essence of this Indenture.

1.6	Applicable Law

This Indenture and the Warrant Certificates shall be construed in accordance with the laws of the Province of Alberta and shall be treated in all respects as Alberta contracts.

1.7	Language

The parties hereto confirm their express wish that this Indenture and all documents and agreements directly or indirectly relating thereto be drawn up in the English language. Notwithstanding such express wish, the parties agree that any such document or agreement, or any part thereof or of this Indenture, may be drawn up in the French language.

Les parties reconnaissent leur volonté expresse que le présent acte de fiducie ainsi que tous les documents et contrats s’y rattachant directement ou directement soient rédigés en anglais. Nonobstant cette volonté expresse, les parties conviennent que tout document ou contrat, ou toute partie de ces derniers ou du présent acte de fiducie, puissent etre rédigés en francais.

1.8	Severability

In the event that any provision under this Indenture is determined to be invalid or unenforceable in any respect, such determination will not affect the provision in any other respect or any other provision under this Indenture, all of which will remain in full force and effect.

1.9	Conflicts

In the event there is any conflict between this Indenture and any Warrant Certificate, the provisions under this Indenture will govern and prevail.

ARTICLE 2

Issue of Warrants

2.1	Issue of Warrants

Up to 2,500,000 Warrants are hereby created and authorized to be issued in accordance with the terms hereof. Each Warrant entitles the holder thereof, upon exercise, together with the payment of the Exercise Price, to acquire one Common Share, subject to adjustment in accordance with Article 4, at any time after the Issue Date and ending at the Time of Expiry.

2.2	Form and Terms of Warrants

(a)	The Warrant Certificates (including all replacements issued in accordance with this Indenture) shall be substantially in the form set out in Schedule A hereto, shall be dated as of the date of this Indenture (regardless of the Issue Date), shall bear such legends and distinguishing letters and numbers as the Corporation may, with the approval of the Trustee, prescribe, and shall be issuable in any denomination excluding fractions.

(b)	The Warrant Certificates may be engraved, printed, lithographed or partly in one form and partly in another as the Corporation with the approval of the Trustee may determine. No change in the Warrant Certificate shall be required by reason of any adjustment made pursuant to Article 4 in the number or class of Common Shares or other securities to which a holder is entitled pursuant to the exercise of the Warrants.

(c)	No fractional Warrants shall be issued or otherwise provided for hereunder.

(d)	The number of Common Shares which may be purchased pursuant to the exercise of Warrants and the Exercise Price payable therefor shall be adjusted in the events and in the manner specified in Article 4.

(e)	The expiry date for the exercise of the Warrants may be adjusted in the event and in the manner specified in Section 3.4.

(f)	Each Warrant shall entitle the holder thereof to such other rights and privileges as are set forth in this Indenture.

2.3	Warrantholder not a Shareholder

Nothing in this Indenture or in the holding of a Warrant or Warrant Certificate or otherwise, shall, in itself, confer or be construed as conferring upon a Warrantholder as such any right or interest whatsoever as a Shareholder or as any other shareholder of the Corporation, including, but not limited to, the right to vote at, to receive notice of, or to attend, meetings of Shareholders or any other proceedings of the Corporation, or the right to receive dividends and other distributions except as may be provided in this Indenture or the Warrant Certificates.

2.4	Warrants to Rank pari passu

All Warrants shall rank pari passu, whatever may be the actual Issue Date thereof.

2.5	Signing of Warrant Certificates

The Warrant Certificates shall be signed by any one director or officer of the Corporation. The signature of any such director or officer may be mechanically reproduced in facsimile and Warrant Certificates bearing such facsimile signature shall be binding upon the Corporation as if it had been manually signed by such director or officer. Notwithstanding that any of the persons whose manual or facsimile signature appears on any Warrant Certificate as a director or officer may no longer be appointed or hold office at the date of such Warrant Certificate or at the date of certification or delivery thereof, any Warrant Certificate signed as aforesaid shall, subject to Section 2.6, be valid and binding upon the Corporation and the holder thereof shall be entitled to the benefits of this Indenture.

2.6	Certification by the Trustee

(a)	No Warrant Certificate shall be issued or, if issued, shall be valid for any purpose or entitle the holder to the benefit hereof until it has been certified by manual signature by or on behalf of the Trustee and such certification by the Trustee upon any Warrant Certificate shall be conclusive evidence as against the Corporation that the Warrant Certificate so certified has been duly issued hereunder and that the holder is entitled to the benefits hereof.

(b)

Warrant Certificates shall be certified by, or on behalf of, the Trustee upon the written order of the Corporation and delivered by the Trustee to the Corporation in accordance with the written direction of the Corporation. The certification of the Trustee on Warrant Certificates issued hereunder shall not be construed as a representation or warranty by the Trustee as to the validity of this Indenture or the Warrant Certificates (except the due certification thereof) and the Trustee shall in no respect be liable or answerable for the use made of the Warrant Certificate or any of them or of the consideration therefor except as otherwise specified herein. The countersignature of the Trustee will, however, be a representation and warranty of the Trustee that the Warrant Certificate has been duly countersigned by or on behalf of the Trustee pursuant to the provisions of this Indenture.

2.7	Issue in Substitution for Warrant Certificates Lost, etc.

(a)	In the event that any Warrant Certificate shall become mutilated or be lost, destroyed or stolen, the Corporation, subject to applicable law, shall issue and thereupon the Trustee shall certify and deliver, a new Warrant Certificate of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated Warrant Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Warrant Certificate, and the substituted Warrant Certificate shall be in a form approved by the Trustee and the Warrants evidenced thereby shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Warrants issued or to be issued hereunder.

(b)	The applicant for the issue of a new Warrant Certificate pursuant to this Section 2.7 shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Corporation and to the Trustee such evidence of ownership and of the loss, destruction or theft of the Warrant Certificate so lost destroyed or stolen as shall be satisfactory to the Corporation and to the Trustee each in their sole discretion, and such applicant also be required to furnish an indemnity or security in amount and form satisfactory to the Corporation and the Trustee each in their discretion and shall pay the reasonable charges of the Corporation and the Trustee in connection therewith.

2.8	Exchange of Warrant Certificates

(a)	Warrant Certificates representing Warrants to acquire any specified number of Common Shares may, upon compliance with the reasonable requirements of the Trustee, be exchanged for another Warrant Certificate or Warrant Certificates entitling the holder thereto to acquire in the aggregate the same number of Common Shares as may be acquired under the Warrant Certificate or Warrant Certificates so exchanged. Upon compliance with the reasonable requirements of the Trustee and the terms and conditions hereof, the Corporation will sign, and the Trustee will countersign, all Warrant Certificates necessary to carry out these exchanges.

(b)	Warrant Certificates may be exchanged only at a Warrant Agency or at any other place that is designated by the Corporation with the approval of the Trustee. Any Warrant Certificate tendered for exchange shall be cancelled by the Trustee.

2.9	Transfer of Warrants

(a)	Subject to subsection 2.9(b) below and such reasonable requirements as the Trustee may prescribe and all applicable securities legislation and requirements of regulatory authorities, the Warrants may be transferred on the register kept at the Warrant Agency by the Warrantholder (or its legal representatives or its attorney duly appointed by an instrument in writing in form and manner of execution satisfactory to the Trustee) only upon the surrendering of the relevant Warrant Certificate with the transfer form forming part thereof duly completed and signed. After receiving the surrendered Warrant Certificate(s) and upon the person surrendering the same meeting the requirements set forth above, the Trustee shall issue to the transferee a Warrant Certificate representing the Warrants transferred.

(b)	No transfer of a Warrant shall be valid (i) unless made in accordance with the provisions hereof, (ii) until, upon compliance with such reasonable requirements as the Trustee may prescribe, such transfer is recorded on the register maintained by the Trustee pursuant to subsection (a) of this Section 2.9, (iii) unless such registration shall be noted on the Warrant Certificate by the Trustee, and (iv) until all governmental or other charges arising by reason of such transfer have been paid.

(c)	The Warrants may not be offered, sold or transferred in the United States or to or for the account or benefit of a U.S. Person unless an exemption from registration under the 1933 Act and applicable state securities laws is available and the Warrantholder has presented to the Corporation evidence of the availability of the exemption satisfactory to the Corporation.

(d)	Warrants bearing the legend set forth in Section 2.11 may not be transferred except pursuant to registration or compliance with exemptions therefrom under the 1933 Act and all applicable state securities laws, and the Trustee agrees not to register any transfer of the Warrants so legended unless, in addition to the other requirements set forth herein:

(i)	the Warrantholder has executed and delivered to the Trustee a declaration in the form attached as Schedule B hereto (or as the Corporation may otherwise prescribe) to the effect that the transfer is being made pursuant to Rule 904 of Regulation S under the 1933 Act, and in such case the Warrant Certificate issued to the transferee shall not include the legend set forth in Section 2.10 unless the Corporation has, prior to the issuance thereof, informed the Trustee that it has ceased to be a “foreign issuer” as defined in Rule 902 under the 1933 Act; or

(ii)	the Warrantholder has delivered to the Trustee and the Corporation an opinion of counsel to the effect that the transfer is in compliance with the requirements of the 1933 Act and all applicable state securities laws, and the Corporation has confirmed in writing to the Trustee that such opinion is satisfactory to the Corporation, and in such case the Warrant Certificate issued to the transferee shall include the legend set forth in Section 2.11 unless such opinion states that the legend is no longer required; or

(iii)	the Corporation has confirmed in writing to the Trustee that it has received other evidence satisfactory to it that the transfer is in compliance with the requirements of the 1933 Act and all applicable state securities laws, and has instructed the Trustee regarding the inclusion or omission of the legend set forth in Section 2.11 on the Warrant Certificate issued to the transferee.

2.10	Canadian Legends

Each Warrant Certificate and all certificates representing Common Shares issued upon the exercise of such Warrants in accordance with Article 3 hereof (and each Warrant Certificate or Common Share certificate issued in exchange therefor or in substitution on transfer thereof) prior to March 18, 2006 shall be overprinted with the following legend:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE MARCH 18, 2006.

In addition, each certificate representing Common Shares to be overprinted with the foregoing legend must also be overprinted with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

2.11	U.S. Legends

The Trustee acknowledges that the Warrants and the Common Shares issuable upon the exercise of such Warrants have not been and will not be registered under the 1933 Act or applicable state securities laws. Each Warrant Certificate originally issued to a U.S. Person or a person in the United States or transferred to a U.S. Person or a person in the United States and all certificates representing Common Shares issued upon the exercise of any Warrants pursuant to box B or box C of the exercise form attached to the Warrant Certificate (and each Warrant Certificate or Common Share certificate issued in exchange therefor or in substitution on transfer thereof) shall be overprinted with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY

PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF PARAGRAPH (C) OR (D), THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. PROVIDED THAT THE CORPORATION IS A “FOREIGN ISSUER” WITHIN THE MEANING OF REGULATION S AT THE TIME OF SALE AND THESE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH RULE 904 OF REGULATION S, A NEW CERTIFICATE BEARING NO LEGEND MAY BE OBTAINED FROM COMPUTERSHARE TRUST COMPANY OF CANADA, AS REGISTRAR AND TRANSFER AGENT, UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN A FORM SATISFACTORY TO COMPUTERSHARE TRUST COMPANY OF CANADA AND THE CORPORATION, TO THE EFFECT THAT SUCH SALE IS BEING MADE IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT;

In addition, each certificate representing Common Shares to be overprinted with the foregoing legend must also be overprinted with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.

provided, that the legend may be removed from the Warrants in the circumstances described in subsection 2.9(d); and

provided, that if, at any time the Corporation is a foreign issuer as defined in Regulation S, the underlying Common Shares are being sold in compliance with the requirements of Rule 904 of Regulation S and in compliance with local laws and regulations, the legend may be removed by providing a declaration to the registrar and transfer agent for the underlying Common Shares in the form attached as Schedule B hereto (or as the Corporation may prescribe from time to time); and

provided, further, that if any of the underlying Common Shares are being sold pursuant to Rule 144 of the 1933 Act, the legend may be removed by delivery to the registrar and transfer agent for the underlying Common Shares of an opinion of counsel, of recognized standing in form and substance satisfactory to the Corporation, to the effect that such legend is no longer required under applicable requirements of the 1933 Act or state securities laws.

2.12	Charges for Exchange and Transfer

Except as otherwise herein provided, the Trustee may charge to the holder requesting an exchange or transfer a reasonable sum for each new Warrant Certificate issued in exchange for Warrant Certificate(s), and payment of such charges and reimbursement of the Trustee or the Corporation for any and all stamp taxes or governmental or other charges required to be paid shall be made by such holder as a condition precedent to such exchange.

2.13	Registration of Warrants

The Trustee shall keep at the Warrant Agency: (i) a register of Warrantholders in which shall be entered in alphabetical order the names and addresses of the holders of Warrants and particulars of the Warrants held by them and (ii) a register of transfers in which all transfers of Warrants and the date and other particulars of each transfer shall be entered. Branch registers shall also be kept at such other place or places, if any, as the Corporation, with the approval of the Trustee, may designate. Such registers will at all reasonable times be open for inspection by the Corporation and/or any Warrantholder.

2.14	Transferee Entitled to Registration

The transferee of a Warrant shall, after the transfer form attached to the Warrant Certificate is duly completed and the Warrant Certificate and form of transfer are lodged with the Trustee, and upon compliance with all other conditions in that regard required by this Indenture and by all applicable securities legislation and requirements of regulatory authorities, be entitled to have his name entered on the register as the owner of such Warrant free from all equities or rights of set-off or counterclaim between the Corporation and his transferor or any previous Warrantholder of such Warrant, save in respect of equities of which the Corporation or the transferee is required to take notice by statute or by order of a court of competent jurisdiction.

2.15	Registers Open for Inspection

The registers hereinbefore referred to shall be open at the office of the Trustee during normal business hours on each Business Day and upon reasonable written notice for inspection by the Corporation, the Trustee or any Warrantholder. The Trustee shall, from time to time when requested to do so by the Corporation, furnish the Corporation with a list of the names and addresses of Warrantholders entered in the register kept by the Trustee showing the number of Warrants and the number of Common Shares which may then be acquired upon the exercise of the Warrants held by each such Warrantholder.

2.16	Ownership of Warrants

(a)	The Corporation and the Trustee may deem and treat the registered Warrantholder of any Warrant Certificate as the absolute owner of the Warrant represented thereby for all purposes, and the Corporation and the Trustee shall not be affected by any notice or knowledge to the contrary, except where the Corporation or the Trustee is required to take notice by statute or by order of a court of competent jurisdiction. For greater certainty, subject to applicable law, neither the Corporation nor the Trustee will be bound to take notice of or see to the execution of any trust, whether express, implied or constructive, in respect of any Warrant, and may transfer any Warrant on the direction of the person registered as Warrantholder thereof, whether named as trustee or otherwise, as though that person were the beneficial owner thereof.

(b)	Subject to the provisions of this Indenture and applicable law, each Warrantholder shall be entitled to the rights and privileges attaching to the Warrants held thereby. The exercise of the Warrants in accordance with the terms hereof and the receipt by any such Warrantholder of Common Shares pursuant thereto shall be a good discharge to the Corporation and the Trustee with respect to such Warrants and neither the Corporation nor the Trustee shall be bound to inquire into the title of any such holder.

ARTICLE 3

Exercise of Warrants

3.1	Method of Exercise of Warrants

(a)	Subject to Section 3.9, the holder of any Warrant may exercise the right evidenced thereby conferred on such holder to acquire Common Shares by surrendering, prior to the Time of Expiry, to the Trustee at a Warrant Agency:

(i)	the Warrant Certificate representing such Warrant, with a duly completed and executed exercise form in the form attached to the Warrant Certificate; and

(ii)	a certified cheque or bank draft payable to or to the order of the Corporation (or payment in such other form as the Trustee may accept), in the amount of the aggregate Exercise Price of such Warrants being exercised.

A Warrant Certificate with the duly completed and executed exercise form referred to in this subsection 3.1(a) shall be deemed to be surrendered only upon personal delivery thereof or, if sent by mail or other means of transmission, upon actual receipt thereof at, in each case, a Warrant Agency or such other place or places that may be designated by the Corporation with the approval of the Trustee, provided that such Warrant Certificate is accompanied by the requisite payment of the aggregate Exercise Price for the Warrants represented thereby that are being exercised.

(b)	Any exercise form referred to in subsection 3.1(a) shall be signed by the Warrantholder or his executors, administrators or other legal representatives or his attorney duly appointed (such persons being obligated to provide the Trustee at the Warrant Agency with proof satisfactory to the Trustee of his or her authority to act on behalf of the Warrantholder) and shall specify:

(i)	the number of Common Shares which the holder wishes to acquire (being not more than those which the holder is entitled to acquire pursuant to the Warrant Certificate(s) surrendered);

(ii)	the person or persons in whose name or names such Common Shares are to be issued, and if such persons are individuals, the relevant social insurance numbers;

(iii)	the address or addresses of such person or persons;

(iv)	the number of Common Shares to be issued to each such person if more than one is so specified; and

(v)	that the Warrantholder represents, warrants and certifies as set forth in one of box A, box B or box C of the exercise form.

If any of the Common Shares subscribed for are to be issued to a person or persons other than the Warrantholder, the Warrantholder shall pay to the Corporation or the Trustee on behalf of the Corporation, all applicable transfer or similar taxes and the Corporation shall not be required to issue or deliver certificates evidencing Common Shares unless or until such Warrantholder shall have paid to the Corporation, or the Trustee on behalf of the Corporation, the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that none is due.

(c)	In connection with the exchange of Warrant Certificates and exercise of Warrants and compliance with such other terms and conditions hereof as may be required, the Corporation has appointed the principal office of the Trustee in each of Calgary and Toronto as an agency at which Warrant Certificates may be surrendered for exchange or at which Warrants may be exercised and the Trustee has accepted such appointment. The Corporation shall give notice to the Trustee of any change of the Warrant Agency.

3.2	Effect of Exercise of Warrants

(a)	Upon compliance by the holder of any Warrant Certificate with the provisions of Section 3.1, and subject to Section 3.3, the Common Shares subscribed for shall be deemed to have been issued as fully paid and non-assessable and the person or persons to whom such Common Shares are to be issued shall be deemed to have become the holder or holders of record of such Common Shares on the Exercise Date unless the transfer registers of the Corporation shall be closed on such date, in which case the Common Shares subscribed for shall be deemed to have been issued and such person or persons deemed to have become the holder or holders of record of such Common Shares, on the date on which such transfer registers are reopened.

(b)	Within five Business Days after the Exercise Date of a Warrant as set forth above, the Corporation shall cause to be mailed to the person or persons in whose name or names the Common Shares so subscribed for have been issued, as specified in the exercise form completed in connection with the exercise of the Warrants, at the address specified in such exercise form or, if so specified in such exercise form, cause to be delivered to such person or persons at the Warrant Agency where the Warrant Certificate was surrendered, a certificate or certificates for the appropriate number of Common Shares subscribed for.

3.3	Partial Exercise of Warrants; Fractions

(a)	The holder of any Warrants may acquire a number of Common Shares less than the number which the holder is entitled to acquire pursuant to the surrendered Warrant Certificate(s). In the event of any exercise of a number of Warrants less than the number which the holder is entitled to exercise, the holder of the Warrants upon exercise thereof shall, in addition, be entitled to receive, without charge therefor, a new Warrant Certificate(s) in respect of the balance of the Warrants which such holder was entitled to exercise pursuant to the surrendered Warrant Certificate(s) and which were not then exercised.

(b)	Notwithstanding anything herein contained including any adjustment provided for in Article 4, the Corporation shall not be required, upon the exercise of any Warrants, to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares. In lieu of fractional Common Shares, the Corporation shall pay to the holder who would otherwise be entitled to receive fractional Common Shares upon an exercise of Warrants, within 10 Business Days after the date upon which the fractional Common Shares would have been issued, an amount in lawful money of Canada equal to the Current Market Price of the Common Shares as of the Exercise Date multiplied by an amount equal to the fractional interest of Common Shares such holder would otherwise be entitled to receive upon such exercise, provided that the Corporation shall not be required to make any payment, calculated as aforesaid, that is less than $10.00. The price to be paid shall be provided by the Corporation in writing to the Trustee upon request.

3.4	Acceleration of Expiry Date

(a)	In the event the volume weighted average closing price of the Corporation’s Common Shares on the Toronto Stock Exchange is US$1.40 per share or more for a period of 20 consecutive Trading Days at any time during the last 20 months of the original term of the Warrants, the board of directors of the Corporation may elect, by providing a written notice of the Corporation to the Warrantholders at their last known addresses on the records of the Corporation, to accelerate the expiry date for the exercise of all unexercised Warrants.

(b)	The Warrants will expire and cease to be exerciseable at the Time of Expiry on the date which is 30 calendar days after the date of mailing or other transmission of such notice by the Corporation to the Warrantholders in accordance with Section 10.2, provided that such notice is sent at least four months following the Issue Date.

(c)	For certainty, Warrantholders exercising unexercised Warrants pursuant to this Section 3.4 must do so in compliance with Section 3.1 and the provisions of Section 3 apply mutatis mutandis.

3.5	Expiration of Warrants

Immediately after the Time of Expiry, all rights under any Warrant in respect of which the right of acquisition herein and therein provided for shall not have been exercised shall cease and terminate and such Warrant shall be void and of no further force or effect.

3.6	Cancellation of Surrendered Warrants

All Warrant Certificates surrendered to the Trustee pursuant to Sections 2.7, 2.8, 2.9, 3.1, 3.3 and 5.1 shall be cancelled by the Trustee and, after the expiry of any period of retention prescribed by law, destroyed by the Trustee and, upon written request by the Corporation, the Trustee shall furnish to the Corporation a destruction certificate identifying the Warrant Certificates so destroyed, the number of Warrants evidenced thereby and the number of Common Shares which could have been purchased pursuant thereto.

3.7	Accounting and Recording

(a)	The Trustee shall as soon as reasonably practicable account to the Corporation with respect to Warrants exercised. Any monies, securities or other instruments, from time to time received by the Trustee shall be received in trust for and shall be segregated and kept apart by the Trustee in trust for the Corporation.

(b)	The Trustee shall record the particulars of Warrants exercised which shall include the names and addresses of the persons who become holders of Common Shares on exercise and the Exercise Date. Within five Business Days of each Exercise Date, the Trustee shall provide such particulars in writing to the Corporation.

3.8	Common Share Certificates

At the instruction of the Corporation, Common Shares issued in connection with the exercise of the Warrants may bear such legends as may be required by applicable securities regulatory requirements, authorities or stock exchanges, including, without limitation, the Toronto Stock Exchange.

3.9	Prohibition on Exercise by U.S. Persons; Exception

(a)	Warrants may not be exercised in the United States or by or on behalf of a U.S. Person unless the offer of Common Shares pursuant to the Warrants is registered under the 1933 Act or an exemption is available from the registration requirements of the 1933 Act and applicable state securities laws;

(b)	Any holder which exercises a Warrant shall provide to the Corporation and the Trustee, and the Corporation and the Trustee shall be entitled to act and rely thereon, either:

(i)	a written certification that such holder (i) at the time of exercise of the Warrant is not in the United States; (ii) is not a U.S. Person and is not exercising the Warrant, on behalf of a U.S. Person; and (iii) did not execute or deliver the exercise form for the Warrant in the United States;

(ii)	a written certification that such holder (i) originally purchased the Warrant on its own behalf or on behalf of a beneficial purchaser (a “Beneficial Purchaser”), directly from the Corporation pursuant to the Corporation’s offering of Units at a time when the holder was and any Beneficial Purchaser was an accredited investor, as defined in Rule 501(a) under the 1933 Act (“Accredited Investor”); (ii) is exercising the Warrant solely for its own account or for the account of the Beneficial Purchaser, if any, and not on behalf of any other person; and (iii) is, and the Beneficial Purchaser, if any, is, an Accredited Investor on the date of exercise of the Warrant; or

(iii)	a written opinion of counsel of recognized standing in form and substance satisfactory to the Corporation to the effect that an exemption from the registration requirements of the 1933 Act and applicable state securities laws is available for the issuance of the Common Shares issuable on exercise of the Warrants.

(c)	No certificates representing Common Shares will be registered or delivered to an address in the United States unless the holder of Warrants complies with the requirements set forth in subsection 3.9(b)(ii) or subsection 3.9(b)(iii) and, in the case of subsection 3.9(b)(iii), the Corporation has confirmed in writing to the Trustee that the opinion of counsel is satisfactory to the Corporation.

ARTICLE 4

Adjustment of Number of Common Shares

4.1	Adjustment of Number of Common Shares

The acquisition rights as they relate to Common Shares, attaching to the Warrants in effect at any date, and the Exercise Price in respect thereof, shall be subject to adjustment from time to time as follows:

(a)	If and whenever at any time during the Adjustment Period, the Corporation shall:

(i)	subdivide, redivide or change outstanding Common Shares into a greater number of shares,

(ii)	reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares, or

(iii)	issue Common Shares or securities exchangeable for or convertible into Common Shares at no additional cost to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend or other distribution (other than the issue of Common Shares to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of Common Shares in lieu of Dividends Paid in the Ordinary Course on the Common Shares),

(any of such events in these clauses (i), (ii) and (iii) being called a “Common Share Reorganization”), then effective immediately after the record date at which the holders of Common Shares are determined for the purposes of the Common Share Reorganization, the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date before giving effect to such Common Share Reorganization and the denominator of which shall be the number of Common Shares outstanding after giving effect to such Common Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares at no additional cost are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date). Upon any adjustment to the Exercise Price pursuant to subsection 4.1(a), the number of Common Shares subject to the right of purchase under each Warrant shall be contemporaneously adjusted by multiplying the number of Common Shares which theretofore may have been purchased under such Warrant by a fraction of which the numerator shall be the respective Exercise Price in effect immediately prior to such adjustment and the denominator shall be the respective Exercise Price resulting from such adjustment.

(b)	If and whenever at any time during the Adjustment Period, the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible or exchangeable into Common Shares) at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price of a Common Share on such record date, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the amount determined by multiplying the Exercise Price in effect on such record date by a fraction of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase or into which the convertible or exchangeable securities so offered are convertible or exchangeable; any Common Shares owned by or held for the account of the Corporation or any Subsidiary shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon the number of Common Shares (or securities convertible or exchangeable into Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

(c)

If and whenever at any time during the Adjustment Period, the Corporation shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) securities of any class, whether of the Corporation or any other person (other than Common Shares and other than securities distributed to holders of Common Shares pursuant to their exercise of options to receive dividends in the form of such securities in lieu of Dividends Paid in the Ordinary Course on the Common Shares), (ii) rights, options or warrants (excluding those referred to in subsection 4.1(b)), (iii) evidences of its indebtedness or (iv) assets (excluding Dividends Paid in the Ordinary Course) then, in each such case, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price of a Common Share on such record date, less the aggregate fair market value (as determined by the directors, which determination shall be conclusive) of such securities shares, rights, options, warrants, evidences of indebtedness or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Current Market Price; any Common Shares owned by or held for the account of the Corporation or any Subsidiary shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed; to the extent that such distribution is not so made, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually is distributed, as the case may be; in clause (iv) of this subsection 4.1(c) the term Dividends Paid in the Ordinary Course shall include the value of any securities or other property or assets distributed in lieu of cash Dividends Paid in the Ordinary Course at the option of Shareholders.

(d)	If and whenever at any time during the Adjustment Period, there is a reclassification of the Common Shares or a capital reorganization of the Corporation (other than as described in subsection 4.1(a)) or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity or a liquidation, dissolution or winding up of the Corporation (any of such events being hereinafter called a “Capital Reorganization”), any Warrantholder who has not exercised its right of acquisition prior to the effective date of such Capital Reorganization, upon the exercise of such right thereafter, shall be entitled to receive and shall accept, in lieu of the number of Common Shares then sought to be acquired by it, the number of shares or other securities or property of the Corporation or of the body corporate, trust, partnership or other entity resulting from such Capital Reorganization, or to which such sale or conveyance may be made, as the case may be, that such Warrantholder would have been entitled to receive on such Capital Reorganization, if, on the record date or the effective date thereof, as the case may be, the Warrantholder had been the registered holder of the number of Common Shares sought to be acquired by it and to which it was entitled to acquire upon exercise of the Warrants. If determined appropriate by the Trustee to give effect to or to evidence the provisions of this subsection 4.1(d), the Corporation, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such Capital Reorganization, enter into an indenture which shall provide, to the extent possible, for the application of the provisions set forth in this Indenture with respect to the rights and interests thereafter of the Warrantholders to the end that the provisions set forth in this Indenture shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or property to which a Warrantholder is entitled on exercise of its acquisition rights thereafter. Any indenture entered into between the Corporation and the Trustee pursuant to the provisions of this subsection 4.1(d) shall be a supplemental indenture entered into pursuant to the provisions of Article 8. Any indenture entered into between the Corporation, any successor to the Corporation or such purchasing body corporate, partnership, trust or other entity and the Trustee shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided in this Section 4.1 and which shall apply to successive Capital Reorganizations.

(e)	Notwithstanding any other provision of this Indenture, in the event of a Corporate Transaction, each Warrant will terminate immediately prior to the specified effective date of the Corporate Transaction, unless the Warrant is assumed by the successor corporation (or person) or its parent corporation (or person) in connection with the Corporate Transaction. Upon approval of a Corporate Transaction by the directors of the Corporation, the Corporation will give notice to each Warrantholder which will set forth terms that permit a Warrantholder to exercise its Warrants on a basis that provides the Warrantholder with the ability to participate in the Corporate Transaction or, failing completion of the Corporate Transaction, to retain all rights under the Warrants in accordance with the terms of this Indenture. A copy of such notice shall be sent to the Warrant Trustee.

(f)	In any case in which this Section 4.1 shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event the additional Common Shares or other securities or property issuable upon such exercise by reason of the adjustment required by such event; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional Common Shares or other securities or property upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares or other securities or property declared in favour of holders of record of Common Shares or such other securities or property on and after the relevant date of exercise or such later date as such holder would, but for the provisions of this subsection 4.1(f), have become the holder of record of such additional Common Shares or other securities or property pursuant to subsection 4.1(b).

(g)	In any case in which subsections 4.1(a), 4.1(b) or 4.1(c) require that an adjustment be made to the Exercise Price, no such adjustment shall be made if, subject to the prior approval of the Toronto Stock Exchange (or other stock exchange or trading system on which the Common Shares or Warrants are listed for trading), the holders of the outstanding Warrants receive the Common Shares or securities exchangeable for or convertible into Common Shares referred to in subsection 4.1(a), the rights, options or warrants referred to in subsection 4.1(b) or the securities, rights, options, warrants, evidences of indebtedness or assets referred to in subsection 4.1(c), as the case may be, in such kind and number as they would have received if they had been holders of Common Shares on the applicable record date or effective date, as the case may be, by virtue of their outstanding Warrant having then been exercised into Common Shares at the Exercise Price in effect on the applicable record or effective date, as the case may be.

(h)	The adjustments provided for in this Section 4.1 are cumulative and shall, in the case of adjustments to the Exercise Price, be computed to the nearest whole cent and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section 4.1, provided that, notwithstanding any other provision of this Section, no adjustment of the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price then in effect; provided, however, that any adjustments which by reason of this subsection 4.1(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(i)	After any adjustment pursuant to this Section 4.1, the term Common Shares where used in this Indenture shall be interpreted to mean securities of any class or classes which, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, the Warrantholder is entitled to receive upon the exercise of his Warrant and the number of Common Shares indicated by any exercise made pursuant to a Warrant shall be interpreted to mean the number of Common Shares or other property or securities a Warrantholder is entitled to receive, as a result of such adjustment and all prior adjustments pursuant to this Section 4.1, upon the full exercise of a Warrant.

4.2	Entitlement to Shares on Exercise of Warrant

All shares of any class or other securities or property which a Warrantholder is at the time in question entitled to receive on the exercise of its Warrant, whether or not as a result of adjustments made pursuant to this Article 4, shall, for the purposes of the interpretation of this Indenture, be deemed to be shares which such Warrantholder is entitled to acquire pursuant to such Warrant.

4.3	No Adjustment for Stock Options or Warrants

Anything in this Article 4 to the contrary notwithstanding, no adjustment shall be made in the acquisition rights attached to the Warrants if the issue of Common Shares is being made pursuant to this Indenture, pursuant to any stock option, stock purchase, stock appreciation rights or other employee compensation plan in force from time to time for directors, officers, employees or consultants of the Corporation or any of its Subsidiaries, as the case may be, or pursuant to any warrant outstanding immediately prior to the Effective Date.

4.4	Determination by Corporation’s Auditors

In the event of any question arising with respect to the adjustments provided for in this Article 4, such question shall be conclusively determined by the Corporation’s Auditors or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the Corporation. Such Auditors or accountants shall have access to all necessary records of the Corporation, and such determination shall be binding upon the Corporation, the Trustee, all Warrantholders and all other persons interested therein (absent manifest error).

4.5	Proceedings Prior to any Action Requiring Adjustment

As a condition precedent to the taking of any action which would require an adjustment in any of the acquisition rights pursuant to any of the Warrants, including the number of Common Shares which are to be received upon the exercise thereof, the Corporation shall take any corporate action which may, in the opinion of Counsel, be necessary in order that the Corporation has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the Common Shares or other securities or property which the holders of such Warrants are entitled to receive on the full exercise thereof in accordance with the provisions hereof.

4.6	Certificate of Adjustment

The Corporation shall from time to time immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Article 4, deliver a certificate of the Corporation to the Trustee specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, which certificate and the amount of the adjustment shall be supported by a certificate of the Corporation’s Auditors verifying such calculation. When so verified, the Trustee shall forthwith give notice, supplied by the Corporation and at the Corporation’s expense, to the Warrantholders specifying the event requiring such adjustment or readjustment and the results thereof including the resulting Exercise Price; provided that, if the Corporation has given notice under Section 4.7 covering all the relevant facts in respect of such event, no such notice need be given under this Section 4.6.

4.7	Notice of Special Matters

The Corporation covenants with the Trustee that, so long as any Warrant remains outstanding, it will give notice to the Trustee and to the Warrantholders of its intention to fix the record date for any event referred to in subsections 4.1(a), (b), (c) or (d) or the proposed effective date for a Corporate Transaction which may give rise to an adjustment of the Exercise Price. Such notice shall specify the particulars of such event and the record date for such event, provided that the Corporation shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which the notice is given. The notice shall be given in each case not less than 10 Business Days prior to such applicable record date.

4.8	No Action after Notice

The Corporation covenants with the Trustee that it will not close its transfer books or take any other corporate action which might deprive the holder of a Warrant of the opportunity to exercise its right of acquisition pursuant thereto during the period of 10 Business Days after the giving of the certificate or notices set forth in Sections 4.6 and 4.7 or, in the case of a Corporation Transaction.

4.9	Protection of Trustee

Except as provided in Section 9.2, the Trustee:

(a)	shall be entitled to act and rely on any adjustment calculation of the directors or the Corporation’s Auditors;

(b)	shall not at any time be under any duty or responsibility to any Warrantholder to determine whether any facts exist which may require any adjustment contemplated by Section 4.1, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making the same;

(c)	shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares or of any shares or other securities or property which may at any time be issued or delivered upon the exercise of the rights attaching to any Warrant;

(d)	shall not be responsible for any failure of the Corporation to issue, transfer or deliver Common Shares or certificates for the same upon the surrender of any Warrants for the purpose of the exercise of such rights or to comply with any of the covenants contained in this Article; and

(e)	shall not incur any liability or responsibility whatsoever or be in any way responsible for the consequences of any breach on the part of the Corporation of any of the representations, warranties or covenants herein contained.

4.10	Other Adjustments

In case the Corporation after the date hereof shall take any action affecting the Common Shares, other than an action described in Article 4 which in the opinion of the directors would have a material adverse affect on the rights of Warrantholders, the Exercise Price and/or the number and/or kind of Common Shares purchasable upon exercise, there shall be an adjustment in such manner, if any, and at such time, by action by the directors subject to the prior consent of the Toronto Stock Exchange, if applicable. Failure of the taking of action by the directors so as to provide for an adjustment prior to the effective date of any action by the Corporation affecting the Common Shares shall be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances.

ARTICLE 5

Rights and Covenants of The Corporation

5.1	Optional Purchases by the Corporation

The Corporation may from time to time purchase by private contract, in the open market, on any stock exchange or otherwise any of the Warrants. Any such purchase shall be made at the lowest price or prices at which, in the opinion of the directors, such Warrants are then obtainable, plus reasonable costs of purchase, and may be made in such manner, from such persons and on such other terms as the Corporation, in its sole discretion, may determine subject to compliance with all applicable laws. Any Warrant Certificates representing the Warrants purchased pursuant to this Section 5.1 shall forthwith be delivered to and cancelled by the Trustee. No Warrants shall be issued in replacement thereof.

5.2	General Covenants

The Corporation covenants with the Trustee that so long as any Warrants remain outstanding:

(a)	the Warrants, when issued and countersigned as provided in this Indenture, will be valid and enforceable against it in accordance with and subject to the provisions of this Indenture;

(b)	it will reserve and keep available a sufficient number of Common Shares for the purpose of enabling it to satisfy its obligations to issue Common Shares upon the exercise of the Warrants;

(c)	it will cause the Common Shares and the certificates representing the Common Shares from time to time acquired pursuant to the exercise of the Warrants to be duly issued and delivered in accordance with the Warrant Certificates and the terms hereof;

(d)	all Common Shares which shall be issued upon exercise of the right to acquire provided for herein and in the Warrant Certificates shall be fully paid and non-assessable;

(e)	the Corporation will do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, provided however that (subject to Article 4 and Section 8.2) nothing will prevent the amalgamation, consolidation, merger or sale of, or other business combination involving the Corporation;

(f)	it will use its best efforts to ensure that the Warrants and all Common Shares outstanding or issuable from time to time continue to be or are listed and posted for trading on the Toronto Stock Exchange (or such other Canadian stock exchange acceptable to the Corporation);

(g)	it will perform and carry out all of the acts or things to be done by it as provided in this Indenture;

(h)	it will not close its transfer registers or take any other action which might deprive the Warrantholders of the opportunity of exercising their right of purchase pursuant to the Warrants held by such persons during the period of fourteen days after giving of the notice required by Section 4.7; and

(i)	that it will execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as the Trustee may reasonably require for the better accomplishing and effecting the intentions and provisions of this Indenture.

5.3	Trustee’s Remuneration and Expenses

The Corporation covenants that it will pay to the Trustee from time to time reasonable remuneration for its services hereunder and will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in the administration or execution of the trusts hereby created (including the reasonable compensation and the disbursements of its Counsel and all other advisers and assistants not regularly in its employ) both before any default hereunder and thereafter until all duties of the Trustee hereunder shall be finally and fully performed, except any such expense, disbursement or advance as may arise out of or result from the Trustee’s negligence, willful misconduct or bad faith.

5.4	Performance of Covenants by Trustee

If the Corporation shall fail to perform any of its covenants contained in this Warrant Indenture, the Trustee may notify the Warrantholders of such failure on the part of the Corporation or may itself perform any of the covenants capable of being performed by it but, subject to Section 9.2, shall be under no obligation to perform such covenants or to notify the Warrantholders of such performance by it. All sums expended or advanced by the Trustee in so doing shall be repayable as provided in Section 5.3. No such performance, expenditure or advance by the Trustee shall relieve the Corporation of any default hereunder or of its continuing obligations under the covenants herein contained.

ARTICLE 6

Enforcement

6.1	Suits by Warrantholders

(a)

No Warrantholder has the right to institute any action or proceeding or to exercise any other remedy authorized hereunder for the purpose of enforcing any right on behalf of the Warrantholders or for the execution of any trust or power hereunder or for the appointment of a liquidator or receiver or receiver and manager or for a receiving order under the Bankruptcy and Insolvency Act (Canada) or to have the Corporation wound up or to file or prove a claim in any liquidation or bankruptcy proceedings, unless the Warrant Trustee has received a Warrantholders’ Request directing it to take the requested action and has been provided with sufficient funds or other security and/or such indemnity satisfactory to the Warrant Trustee in respect of the costs, expenses and liabilities that may be incurred by it in so proceeding and the Warrant Trustee has failed to act within a reasonable time thereafter. If the Warrant Trustee has so failed to act, but not otherwise, any Warrantholder acting on behalf of all Warrantholders will be entitled to take any of the proceedings that the Warrant Trustee might have taken hereunder. No Warrantholder has any right in any manner whatsoever to effect, disturb or prejudice the rights hereby created by its action or to enforce any right hereunder or under any Warrant, except subject to the conditions and in the manner herein provided. Any money received as a result of a proceeding taken by any Warrantholder hereunder must be forthwith paid to the Warrant Trustee.

(b)	All rights of action under this Indenture may be enforced by the Warrant Trustee without the possession of any of the Warrants or the production thereof on any trial or other proceedings relative thereto.

(c)	The Warrant Trustee shall be entitled and empowered, either in its own name or as Warrant Trustee of an express trust, or as attorney-in-fact for the Warrantholders, or in any one or more of such capacities, to file such proof of debt, amendment of proof of debt, claim, petition or other document as may be necessary or advisable in order to have the claim of the Warrant Trustee and the Warrantholders allowed in any insolvency, bankruptcy, liquidation or other judicial proceedings relative to the Corporation or its creditors or relative to or affecting its property. The Warrant Trustee is hereby irrevocably appointed (and the successive respective Warrantholders by taking and holding the same shall be conclusively deemed to have so appointed the Warrant Trustee) the true and lawful attorney-in-fact of the respective Warrantholders or on behalf of the Warrantholders as a class, subject to deduction from any such claims of the amounts of any claims filed by any of the Warrantholders themselves if and to the extent permitted hereunder, for any proof of debt, amendment of proof of debt, claim, petition or other document in any such proceedings and to receive payment of any sums becoming distributable on account thereof, and to execute any such other papers and documents and to do and perform any and all such acts and things for and on behalf of the Warrantholders, as may be necessary or advisable in the opinion of the Warrant Trustee, in order to have the respective claims of the Warrant Trustee and of the Warrantholders against the Corporation or its property allowed in any such proceeding, and to receive payment of or on account of such claims; provided, however, that nothing contained in this Indenture shall be deemed to give the Warrant Trustee, unless so authorized by extraordinary resolution (as provided in Section 7.11), any right to accept or consent to any plan of reorganization or otherwise by action of any character in such proceeding to waive or change in any way any right of any Warrantholder.

(d)	The Warrant Trustee shall also have the power, but not the obligation, at any time and from time to time to institute and to maintain such suits and proceedings as it may be advised shall be necessary or advisable to preserve and protect its interests and the interests of the Warrantholders.

(e)	Any such suit or proceeding instituted by the Warrant Trustee may be brought in the name of the Warrant Trustee as Warrant Trustee of an express trust, and any recovery of judgment shall be for the rateable benefit of the Warrantholders subject to provisions of this Indenture. In any proceeding brought by the Warrant Trustee (and also any proceeding in which a declaratory judgment of a court may be sought as to the interpretation or construction of any provision of this Indenture, to which the Warrant Trustee shall be a party), the Warrant Trustee shall be held to represent all the Warrantholders, and it shall not be necessary to make any Warrantholders parties to any such proceeding.

6.2	Suits by the Corporation

The Corporation shall have the right to enforce full payment of the Exercise Price for all Common Shares issued by the Corporation to a Warrantholder hereunder and shall be entitled to demand such payment from the Warrantholder or alternatively to instruct the Trustee to cancel the share certificates and amend the securities register accordingly.

6.3	Limitation of Liability

The obligations of the Corporation hereunder are not binding upon, nor shall resort hereunder be had to, the private property of any of the past, present or future directors or Shareholders of the Corporation or any successor to the Corporation or any of the past, present or future officers, employees or agents of the Corporation or any successor to the Corporation, but only the property of the Corporation or any successor to the Corporation shall be bound in respect hereof.

6.4	Waiver of Default

Upon the happening of any default hereunder:

(a)	the holders of not less than 51% of the Warrants then outstanding shall have power (in addition to the powers exercisable by extraordinary resolution as provided in Section 7.10) by requisition in writing to instruct the Trustee to waive any default hereunder and the Trustee shall thereupon waive the default upon such terms and conditions as shall be prescribed in such requisition; or

(b)	the Trustee shall have power to waive any default hereunder upon such terms and conditions as the Trustee may deem advisable, if, in the Trustee’s opinion, the same shall have been cured or adequate provision made therefor;

provided that no delay or omission of the Trustee or of the Warrantholders to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver of any such default or acquiescence therein and provided further that no act or omission either of the Trustee or of the Warrantholders in the premises shall extend to or be taken in any manner whatsoever to affect any subsequent default hereunder of the rights resulting therefrom.

ARTICLE 7

Meetings Of Warrantholders

7.1	Right to Convene Meetings

The Trustee may at any time and from time to time, and shall on receipt of a written request of the Corporation or of a Warrantholders’ Request and upon receiving sufficient funds to cover any costs and expenses and/or being indemnified to its reasonable satisfaction by the Corporation or by the Warrantholders signing such Warrantholders’ Request against the cost which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Warrantholders. In the event of the Trustee failing to so convene a meeting within 15 days after receipt of such written request of the Corporation or such Warrantholders’ Request and sufficient funds and/or indemnity given as aforesaid, the Corporation or such Warrantholders, as the case may be, may convene such meeting. Every such meeting shall be held in the City of Calgary, the City of Toronto or at such other place as may be approved or determined by the Trustee.

7.2	Notice

At least 21 day’s prior notice of any meeting of Warrantholders shall be given to the Warrantholders in the manner provided for in Section 10.2 and a copy of such notice shall be sent to the Trustee (unless the meeting has been called by the Trustee) and to the Corporation (unless the meeting has been called by the Corporation) in the manner provided for in Section 10.1. Such notice shall state the time when and the place where the meeting is to be held, shall state briefly the general nature of the business to be transacted thereat and shall contain such information as is reasonably necessary to enable the Warrantholders to make a reasoned decision on the matter, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 7. The notice convening any such meeting may be signed by an appropriate officer of the Trustee or the Corporation or by the Warrantholder or Warrantholders convening the meeting.

7.3	Chairman

An individual (who need not be a Warrantholder) designated in writing by the Trustee shall be chairman of the meeting and if no individual is so designated, or if the individual so designated is not present within 15 minutes from the time fixed for the holding of the meeting, the Warrantholders present in person or by proxy shall choose an individual present to be chairman.

7.4	Quorum

Subject to the provisions of Section 7.11, at any meeting of the Warrantholders a quorum shall consist of Warrantholders present in person or by proxy and entitled to purchase at least 10% of the aggregate number of Common Shares which could be acquired pursuant to all the then outstanding Warrants, provided that at least two persons entitled to vote thereat are personally present. If a quorum of the Warrantholders shall not be present within 30 minutes from the time fixed for holding any meeting, the meeting, if summoned by the Warrantholders or on a Warrantholders’ Request, shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day, in which case it shall be adjourned to the next following Business Day) at the same time and place and no notice of the adjournment need be given. Any business may be brought before or dealt with at an adjourned meeting which might have been dealt with at the original meeting in accordance with the notice calling the same. No business shall be transacted at any meeting unless a quorum be present at the commencement of business. At the adjourned meeting the Warrantholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened, notwithstanding that they may not be entitled to acquire at least 10% of the aggregate number of Common Shares which may be acquired pursuant to all then outstanding Warrants.

7.5	Power to Adjourn

The chairman of any meeting at which a quorum of the Warrantholders is present may, with the consent of the meeting, adjourn any such meeting, and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

7.6	Show of Hands

Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands except that votes on an extraordinary resolution shall be given in the manner hereinafter provided. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

7.7	Poll and Voting

On every extraordinary resolution, and on any other question submitted to a meeting and after a vote by show of hands, when demanded by the chairman or by one or more of the Warrantholders acting in person or by proxy, a poll shall be taken in such manner as the chairman shall direct. Questions other than those required to be determined by extraordinary resolution shall be decided by a majority of the votes cast on the poll.

On a show of hands, every person who is present and entitled to vote, whether as a Warrantholder or as proxy for one or more absent Warrantholders, or both, shall have one vote. On a poll, each Warrantholder present in person or represented by a proxy duly appointed by instrument in writing shall be entitled to one vote in respect of each whole Common Share which he is entitled to acquire pursuant to the Warrant or Warrants then held or represented by him. A proxy need not be a Warrantholder. The chairman of any meeting shall be entitled, both on a show of hands and on a poll, to vote in respect of the Warrants, if any, held or represented by him.

7.8	Regulations

Subject to compliance with the provisions of this Indenture, the Trustee, or the Corporation with the approval of the Trustee, may from time to time make and from time to time make and vary such regulations as it shall think fit for:

(a)	the setting of the record date for a meeting for the purpose of determining Warrantholders entitled to receive notice of and to vote at the meeting;

(b)	for Warrantholders to appoint a proxy or proxies to represent them and vote for them at any such meeting (and any adjournment thereof) and the manner in which same is to be executed, and for the production of the authority of any persons signing on behalf of the Warrantholder appointing them;

(c)	the deposit of instruments appointing proxies at such place and time as the Trustee, the Corporation or the Warrantholders convening the meeting, as the case may be, may in the notice convening the meeting direct;

(d)	the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent by facsimile before the meeting to the Corporation or to the Trustee at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting;

(e)	the form of the instrument of proxy or the manner in which it must be executed; and

(f)	generally for the calling of meetings of Warrantholders and the conduct of business thereat.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only persons who shall be recognized at any meeting as a Warrantholder, or be entitled to vote or be present at the meeting in respect thereof (subject to Section 7.9), shall be Warrantholders, their authorized representatives or attorneys and legal counsel, or proxies of Warrantholders.

7.9	Corporation and Trustee May be Represented

The Corporation and the Trustee, by their respective directors, officers and employees, and the Counsel for the Corporation and for the Trustee may attend any meeting of the Warrantholders, but shall have no vote thereat, whether in respect of any Warrants held by them or otherwise.

7.10	Powers Exercisable by Extraordinary Resolution

In addition to all other powers conferred upon them by any other provisions of this Indenture or by law, the Warrantholders shall, subject to the provisions of Section 7.11, have the power, exercisable from time to time by extraordinary resolution:

(a)	to agree to any modification, abrogation, alteration, compromise or arrangement of the rights of Warrantholders or, subject to the consent of the Trustee, the Trustee in its capacity as trustee hereunder or on behalf of the Warrantholders against the Corporation whether such rights arise under this Indenture or the Warrant Certificates or otherwise;

(b)	to amend, alter or repeal any extraordinary resolution previously passed or sanctioned by the Warrantholders;

(c)	to direct or to authorize the Trustee to enforce any of the covenants on the part of the Corporation contained in this Indenture or the Warrant Certificates or to enforce any of the rights of the Warrantholders in any manner specified in such extraordinary resolution or to refrain from enforcing any such covenant or right;

(d)	to waive, and to direct the Trustee to waive, any default on the part of the Corporation in complying with any provisions of this Indenture or the Warrant Certificates either unconditionally or upon any conditions specified in such extraordinary resolution;

(e)	to restrain any Warrantholder from taking or instituting any suit, action or proceeding against the Corporation for the enforcement of any of the covenants on the part of the Corporation in this Indenture or the Warrant Certificates or to enforce any of the rights of the Warrantholders;

(f)	to direct any Warrantholder who, as such, has brought any suit, action or proceeding to stay or to discontinue or otherwise to deal with the same upon payment of the costs, charges and expenses reasonably and properly incurred by such Warrantholder in connection therewith;

(g)	to assent to any change in or omission from the provisions contained in the Warrant Certificates and this Indenture or any ancillary or supplemental instrument which may be agreed to by the Corporation, and to authorize the Trustee to concur in and execute any ancillary or supplemental indenture embodying the change or omission;

(h)	with the consent of the Corporation, to remove the Trustee or its successor in office and to appoint a new trustee or trustees to take the place of the Trustee so removed; and

(i)	to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of shares or other securities of the Corporation.

7.11	Meaning of Extraordinary Resolution

(a)

The expression extraordinary resolution when used in this Indenture means, subject as hereinafter provided in this Section 7.11 and in Section 7.14, a resolution proposed at a meeting of Warrantholders duly convened for that purpose and held in accordance with the provisions of this Article 7 at which there are present in person or by proxy Warrantholders entitled to acquire at least 25% of the aggregate number of Common Shares which may be acquired pursuant to all the then outstanding Warrants and passed by the affirmative votes of Warrantholders entitled to acquire not less than 66 2/3% of the aggregate number of Common Shares which may be acquired pursuant to all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution.

(b)

If, at the meeting at which an extraordinary resolution is to be considered, Warrantholders entitled to acquire at least 25% of the aggregate number of Common Shares which may be acquired pursuant to all the then outstanding Warrants are not present in person or by proxy within 30 minutes after the time appointed for the meeting, then the meeting, if convened by Warrantholders or on a Warrantholders’ Request, shall be dissolved; but in any other case it shall stand adjourned to such day, being not less than 15 or more than 60 days later, and to such place and time as may be appointed by the chairman. Not less than five days’ prior notice shall be given of the time and place of such adjourned meeting in the manner provided for in Section 10.2. Such notice shall state that at the adjourned meeting the Warrantholders present in person or by proxy shall form a quorum but it shall not be necessary to set forth the purposes for which the meeting was originally called or any other particulars. At the adjourned meeting, the Warrantholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened and a resolution proposed at such adjourned meeting and passed by the requisite vote as provided in subsection 7.11(a) shall be an extraordinary resolution within the meaning of this Indenture notwithstanding that Warrantholders entitled to acquire at least 25% of the aggregate number of Common Shares which may be acquired pursuant to all the then outstanding Warrants are not present in person or by proxy at such adjourned meeting.

(c)	Votes on an extraordinary resolution shall always be given on a poll and no demand for a poll on an extraordinary resolution shall be necessary.

7.12	Powers Cumulative

Any one or more of the powers or any combination of the powers in this Indenture stated to be exercisable by the Warrantholders by extraordinary resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the Warrantholders to exercise such power or powers or combination of powers then or thereafter from time to time.

7.13	Minutes

Minutes of all resolutions and proceedings at every meeting of Warrantholders shall be made and duly entered in books to be provided from time to time for that purpose by the Corporation, and any such minutes as aforesaid, if signed by the chairman or the secretary of the meeting at which such resolutions were passed or proceedings had shall be prima facie evidence of the matters therein stated and, until the contrary if proved, every such meeting in respect of the proceedings of which minutes shall have been made shall be deemed to have been duly convened and held, and all resolutions passed thereat or proceedings taken shall be deemed to have been duly passed and taken.

7.14	Instruments in Writing

All actions which may be taken and all powers that may be exercised by the Warrantholders at a meeting held as provided in this Article 7 may also be taken and exercised by Warrantholders entitled to acquire at least 66 2/3% of the aggregate number of Common Shares which may be acquired pursuant to all the then outstanding Warrants by an instrument in writing signed in one or more counterparts by such Warrantholders in person or by attorney duly appointed in writing, and the expression extraordinary resolution when used in this Indenture shall include an instrument so signed.

7.15	Binding Effect of Resolutions

Every resolution and every extraordinary resolution passed in accordance with the provisions of this Article 7 at a meeting of Warrantholders shall be binding upon all the Warrantholders, whether present at or absent from such meeting, and every instrument in writing signed by Warrantholders in accordance with Section 7.14 shall be binding upon all the Warrantholders, whether signatories thereto or not, and each and every Warrantholder and the Trustee (subject to the provisions for indemnity herein contained) shall be bound to give effect accordingly to every such resolution and instrument in writing.

7.16	Holdings by Corporation Disregarded

In determining whether Warrantholders holding Warrant Certificates evidencing the entitlement to acquire the required number of Common Shares are present at a meeting of Warrantholders for the purpose of determining a quorum or have concurred in any consent, waiver, extraordinary resolution, Warrantholders’ Request or other action under this Indenture, Warrants owned legally or beneficially by the Corporation or any Subsidiary of the Corporation shall be disregarded in accordance with the provisions of Section 10.7.

ARTICLE 8

Supplemental Indentures

8.1	Provision for Supplemental Indentures for Certain Purposes

From time to time the Corporation (when authorized by action of the directors) and the Trustee may, subject to the provisions hereof, and they shall, when so directed in accordance with the provisions hereof, execute and deliver by their proper directors or officers, indentures or instruments supplemental hereto, which thereafter shall form part hereof, for any one or more or all of the following purposes:

(a)	setting forth any adjustments resulting from the application of the provisions of Article 4;

(b)	adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of Counsel, are necessary or advisable in the premises, provided that the same are not in the opinion of the Trustee relying on the advice of Counsel, prejudicial to the interests of the Warrantholders;

(c)	giving effect to any extraordinary resolution passed as provided in Article 7;

(d)	making such provisions not inconsistent with this Indenture as may be necessary or desirable with respect to matters or questions arising hereunder or for the purpose of obtaining or maintaining a listing or quotation of the Warrants on any stock exchange, provided that such provisions are not, in the opinion of the Trustee relying on the advice of Counsel, prejudicial to the interests of the Warrantholders;

(e)	modifying any of the provisions of this Indenture, including relieving the Corporation from any of the obligations, conditions or restrictions herein contained, provided that such modification or relief shall be or become operative or effective only if, in the opinion of the Trustee relying on the advice of Counsel, such modification or relief in no way prejudices any of the rights of the Warrantholders or of the Trustee, and provided further that the Trustee may in its sole discretion decline to enter into any such supplemental indenture which in its opinion may not afford adequate protection to the Trustee when the same shall become operative; and

(f)	for any other purpose not inconsistent with the terms of this Indenture, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein, provided that in the opinion of the Trustee relying on the advice of Counsel the rights of the Trustee and of the Warrantholders are in no way prejudiced thereby.

Notwithstanding anything to the contrary in this Indenture, no supplement or amendment to this Indenture or to the provisions of the Warrants may be made without the prior consent of the Toronto Stock Exchange (or such other stock exchange on which the Common Shares may be listed for trading), if required.

8.2	Successor Corporations

In the case of the consolidation, amalgamation, merger or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another person, trust, corporation, partnership or similar entity (successor entity), the successor entity resulting from such consolidation, amalgamation, merger or transfer (if not the Corporation) shall expressly assume, by supplemental indenture satisfactory in form to the Trustee and executed and delivered to the Trustee, the due and punctual performance and observance of each and every covenant and condition of this Indenture to be performed and observed by the Corporation unless all of the Warrants have terminated in accordance with Section 4.1(e).

ARTICLE 9

Concerning The Trustee

9.1	Trust Indenture Legislation

(a)	If and to the extent that any provision of this Indenture limits, qualifies or conflicts with a mandatory requirement of any legislation applicable to this Indenture, such mandatory requirement shall prevail.

(b)	The Corporation and the Trustee agree that each will, at all times in relation to this Indenture and any action to be taken hereunder, observe and comply with and be entitled to the benefits of all legislation applicable to this Indenture.

9.2	Rights and Duties of Trustee

(a)	In the exercise of the rights and duties prescribed or conferred by the terms of this Indenture, the Trustee shall exercise that degree of care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee shall be liable only for its own negligent action, its own negligent failure to act, or its own willful misconduct or bad faith or the breach of its standard of care.

(b)	The obligation of the Trustee to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Trustee or the Warrantholders hereunder shall be conditional upon the Warrantholders furnishing, when required by notice by the Trustee, sufficient funds to commence or to continue such act, action or proceeding and an indemnity reasonably satisfactory to the Trustee to protect and to hold harmless the Trustee against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. None of the provisions contained in this Indenture shall require the Trustee to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(c)	The Trustee may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Warrantholders, at whose instance it is acting, to deposit with the Trustee the Warrants held by them, for which Warrants the Trustee shall issue receipts.

9.3	Evidence, Experts and Advisers

(a)	In addition to the reports, certificates, opinions and other evidence required by this Indenture, the Corporation shall furnish to the Trustee such additional evidence of compliance with any provision hereof, and in such form, as may be prescribed by any legislation applicable to this Indenture or as the Trustee may reasonably require by written notice to the Corporation.

(b)	In the exercise of its rights and duties hereunder, the Trustee may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, reports, written requests, consents, or orders of the Corporation, certificates of the Corporation or other evidence furnished to the Trustee pursuant to a request of the Trustee, provided that such evidence complies with all legislation applicable to this Indenture and that the Trustee complies with such legislation and that the Trustee examines the same and determines that such evidence complies with the applicable requirements of this Indenture.

(c)

Whenever it is provided in this Indenture or under any legislation applicable to this Indenture that the Corporation shall deposit with the Trustee resolutions, certificates, reports, opinions, requests, orders or other documents, it is intended that the trust, accuracy and good faith on the effective date thereof and the facts and opinions stated in all such documents so deposited shall, in each and every such case, be conditions precedent to the right of the Corporation to have the Trustee take the action to be based thereon.

(d)	Proof of the execution of an instrument in writing, including a Warrantholders’ Request, by any Warrantholder may be made by the certificate of a notary public or other officer with similar powers, that the person signing such instrument acknowledged to it the execution thereof, or by an affidavit of a witness to such execution or in any other manner which the Trustee may consider adequate.

(e)	The Trustee may employ or retain at the Corporation’s expense such Counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any Counsel, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Trustee.

9.4	Documents, Monies, etc. Held by Trustee

Unless herein otherwise expressly provided, any of the funds held by the Trustee may be deposited in a trust account in the name of the Trustee (which may be held with the Trustee or an affiliate or related party of the Trustee) which account shall be non-interest bearing. Upon the written order of the Corporation, the Trustee shall invest in its name such funds in Authorized Investments in accordance with such direction. Any direction by the Corporation to the Trustee as to the investment of the funds shall be in writing and shall be provided to the Trustee no later than 9:00 a.m. on the day on which the investment is to be made. Any such direction received by the Trustee after 9:00 a.m. or received on a non-Business Day, shall be deemed to have been given prior to 9:00 a.m. the next Business Day. Unless the Corporation shall be in default hereunder, all interest or other income received by the Trustee in respect of such deposits and investments shall belong to the Corporation.

9.5	Actions by Trustee to Protect Interest

The Trustee shall have power to institute and to maintain such actions and proceedings as it may consider necessary or expedient to preserve, protect or enforce its interests and the interests of the Warrantholders.

9.6	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts and powers of this Indenture or otherwise in respect of the premises.

9.7	Protection of Trustee

By way of supplement to the provisions of any law for the time being relating to trustees it is expressly declared and agreed as follows:

(a)	the Trustee shall not be liable for or by reason of any statements of fact or recitals in this Indenture or in the Warrant Certificates (except the representation contained in Section 9.9 or in the certificate of the Trustee on the Warrant Certificates) or be required to verify the same, but all such statements or recitals are and shall be deemed to be made by the Corporation;

(b)	nothing herein contained shall impose any obligation on the Trustee to see to or to require evidence of the registration or filing (or renewal thereof) of this Indenture or any instrument ancillary or supplemental hereto;

(c)	the Trustee shall not be bound to give notice to any person or persons of the execution hereof; and

(d)	the Trustee shall not incur any liability or responsibility whatever or be in any way responsible for the consequence of any breach on the part of the Corporation to any of the covenants herein contained or of any acts of any directors, officers, employees, agents or servants of the Corporation.

9.8	Replacement of Trustee; Successor by Merger

(a)	The Trustee may resign its trust and be discharged from all further duties and liabilities hereunder, subject to this Section 9.8, by giving to the Corporation not less than 90 days’ prior notice in writing or such shorter prior notice as the Corporation may accept as sufficient. The Warrantholders by extraordinary resolution shall have power at any time to remove the existing Trustee and to appoint a new Trustee. In the event of the Trustee resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation otherwise becoming incapable of acting hereunder, the Corporation shall forthwith appoint a new trustee unless a new trustee has already been appointed by the Warrantholders; failing such appointment by the Corporation, the retiring Trustee, at the Corporation’s expense, or any Warrantholder may apply to a justice of the Court of Queen’s Bench of the Province of Alberta on such notice as such justice may direct, for the appointment of a new trustee; but any new trustee so appointed by the Corporation or by the Court shall be subject to removal as aforesaid by the Warrantholders. Any new trustee appointed under any provision of this Section 9.8 shall be a corporation authorized to carry on the business of a trust company in the Province of Alberta and, if required by any legislation applicable to this Indenture for any other provinces, in such other provinces. On any such appointment the new trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Trustee hereunder and there shall be immediately executed, at the expense of the Corporation, all such conveyances or other instruments as may, in the reasonable opinion of counsel, be necessary or advisable to vest the new trustee with such powers, rights, duties and responsibilities, provided that the predecessor Trustee shall have no obligation to execute any such conveyances or instruments until such time as it has received payment of all outstanding remuneration and expenses payable by the Corporation to such Trustee under this Indenture.

(b)	Upon the appointment of a successor trustee, the Corporation shall promptly notify the Warrantholders thereof in the manner provided for in Section 10.2 hereof.

(c)	Any corporation into or with which the Trustee may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Trustee shall be a party, or any corporation succeeding to the trust business of the Trustee shall be the successor to the Trustee hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor trustee under subsection 9.8(a).

(d)	Any Warrant Certificates certified but not delivered by a predecessor trustee may be certified by the successor trustee in the name of the predecessor or successor trustee.

9.9	Conflict of Interest

(a)	The Trustee represents to the Corporation that at the time of execution and delivery hereof no material conflict of interest exists between its role as a trustee hereunder and its role in any other capacity and agrees that in the event of a material conflict of interest arising hereafter it will, within 90 days after ascertaining that it has such material conflict of interest, either eliminate the same or assign its trust hereunder to a successor trustee approved by the Corporation and meeting the requirements set forth in subsection 9.8(a). Notwithstanding the foregoing provisions of this subsection 9.9(a), if any such material conflict of interest exists or hereafter shall exist, the validity and enforceability of this Indenture and the Warrant Certificates shall not be affected in any manner whatsoever by reason thereof.

(b)	Subject to subsection 9.9(a), the Trustee, in its personal or any other capacity, may buy, lend upon and deal in securities of the Corporation and generally may contract and enter into financial transactions with the Corporation or any Subsidiary of the Corporation without being liable to account for any profit made thereby.

9.10	Acceptance of Trust

The Trustee hereby accepts the trusts in this Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein set forth.

9.11	Trustee Not to be Appointed Receiver

The Trustee and any person related to the Trustee shall not be appointed a receiver, a receiver and manager or liquidator of all or any part of the assets or undertaking of the Corporation.

9.12	Knowledge of Trustee

The Trustee shall not be required to take notice or be deemed to have notice, whether constructive or actual, of any matter hereunder, unless the Trustee shall have received from the Corporation or a Warrantholder a notice stating the matter in respect of which the Trustee should have notice.

9.13	Indemnification of Trustee

In addition to and without limiting any other protection of the Trustee hereunder or otherwise by law, the Corporation shall be liable for and indemnify and save harmless the Trustee and its officers, directors, agents, employees and shareholders from and against any and all losses, costs, charges, expenses, damages and liabilities whatsoever arising in connection with this Indenture, including, without limitation, those arising out of or related to actions taken or omitted to be taken by the Trustee contemplated hereby, legal fees and disbursements on a solicitor and client basis, and costs and expenses incurred in connection with the enforcement of this indemnity, which the Trustee may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly, in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Trustee and including and deed, matter or thing in relation to the execution of its duties as Trustee and including any deed, matter or thing in relation to the registration, perfection, release or discharge of security. The foregoing provisions of this section do not apply to the extent that in any circumstances there has been a failure by the Trustee or its employees or agents to act honestly and in good faith or where the Trustee or its employees or agents have acted with negligence, gross negligence or in willful disregard to the Trustee’s obligations hereunder or breached the standard of care set out in Section 9.2(a). It is understood and agreed that this indemnification shall survive the termination of this Indenture or the resignation of the Trustee.

9.14	Trustee Not Required to Give Notice of Default

The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required so to do under the terms hereof; nor shall the Trustee be required to take notice of any default hereunder, unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the Trustee and in the absence of any such notice the Trustee may for all purposes of this Indenture conclusively assume that no default has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein. Any such notice shall in no way limit any discretion herein given to the Trustee to determine whether or not the Trustee shall take action with respect to any default.

ARTICLE 10

General

10.1	Notice to the Corporation and the Trustee

(a)	Unless herein otherwise expressly provided, any notice to be given hereunder to the Corporation or the Trustee shall be deemed to be validly given if delivered or if sent by registered letter, postage prepaid or by facsimile:

If to the Corporation:

TransAtlantic Petroleum Corp.

Suite 1840, 444 - 5th Ave. S.W.

Calgary, AB T2P 2T8

Attention: Secretary

Fax: (403) 262-1349

If to the Trustee:

Computershare Trust Company of Canada

Suite 600, 530 - 8th Ave. S.W.

Calgary, AB T2P 3S8

Fax: (403) 267-6879

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or facsimile if delivered or faxed (with receipt confirmed) by 4:30 p.m. (local time) on a Business Day, or otherwise on the next Business Day or, if mailed, on the 5th Business Day following the date of the postmark on such notice.

(b)	The Corporation or the Trustee, as the case may be, may from time to time notify the other in the manner provided in subsection 10.1(a) of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Corporation or the Trustee, as the case may be, for all purposes of this Indenture.

(c)	If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Trustee or to the Corporation hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered to the named officer of the party to which it is addressed or, if it is delivered to such party at the appropriate address provided in subsection 10.1(a), by facsimile or other means of prepaid, transmitted and recorded communication.

10.2	Notice to Warrantholders

(a)	Any notice to the Warrantholders under the provisions of this Indenture shall be valid and effective if delivered or if sent by ordinary post addressed to such holders at their post office addresses appearing on the register of Warrantholders maintained under this Indenture. Any such notice delivered in accordance with the foregoing is deemed to have been effectively given (and received by the Warrantholders) on the date of delivery (with receipt confirmed) if such date is a Business Day or, if mailed, five Business Days following actual posting of the notice.

(b)	If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Warrantholders hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered personally to such Warrantholders or if delivered to the address for such Warrantholders contained in the register of Warrants maintained by the Trustee, by other means of prepaid transmitted and recorded communication. Accidental error or omission in giving notice or accidental failure to mail notice to any holder will not invalidate any action or proceeding founded thereon.

(c)	In addition to the other requirements for notice under this Section, where a Warrantholder meeting is being convened, the Trustee or Corporation may require publication of such notice in such municipalities and filing with securities regulatory authorities, as necessary to comply with applicable legal, regulatory or stock exchange requirements.

10.3	Evidence of Ownership

(a)	Upon receipt of a certificate of any bank, trust company or other depositary satisfactory to the Trustee stating that the Warrants specified therein have been deposited by a named person with such bank, trust company or other depositary and will remain so deposited until the expiry of the period specified therein and the acknowledgement by the named person of such certificate, the Corporation and the Trustee may treat the person so named as the owner, and such certificate as sufficient evidence of the ownership by such person of such Warrant during such period, for the purpose of any requisition, direction, consent, instrument or other document to be made, signed or given by the holder of the Warrant so deposited.

(b)	The Corporation and the Trustee may accept as sufficient evidence of the fact and date of the signing of any requisition, direction, consent, instrument or other document by any person (i) the signature of any officer of any bank, trust company, or other depositary satisfactory to the Trustee as witness of such execution, (ii) the certificate of any notary public or other officer authorized to take acknowledgments of deeds to be recorded at the place where such certificate is made that the person signing acknowledged to him the execution thereof, or (iii) a satisfactory declaration of a witness of such execution.

10.4	Counterparts

This Indenture may be executed in several counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

10.5	Satisfaction and Discharge of Indenture

Upon the earlier of:

(a)	the date by which there shall have been delivered to the Trustee for exercise or destruction all Warrant Certificates theretofore certified hereunder; or

(b)	30 days after the Time of Expiry;

this Indenture shall cease to be of further effect and the Trustee, on demand of and at the cost and expense of the Corporation and upon delivery to the Trustee of a certificate of the Corporation stating that all conditions precedent to the satisfaction and discharge of this Indenture have been complied with, shall execute proper instruments acknowledging satisfaction of and discharging this Indenture. Notwithstanding the foregoing, the indemnities provided to the Trustee by the Corporation hereunder shall remain in full force and effect and survive the termination of this Indenture.

10.6	Provisions of Indenture and Warrants for the Sole Benefit of Parties and Warrantholders

Nothing in this Indenture or in the Warrant Certificates, expressed or implied, shall give or be construed to give to any person other than the parties hereto and the Warrantholders, as the case may be, any legal or equitable right, remedy or claim under this Indenture, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the parties hereto and the Warrantholders.

10.7	Warrants Owned by the Corporation or its Subsidiaries - Certificate to be Provided

For the purpose of disregarding any Warrants owned legally or beneficially by the Corporation or any Subsidiary of the Corporation in Section 7.16, the Corporation shall provide to the Trustee from time to time and immediately upon request, a certificate of the Corporation setting forth as at the date of such certificate:

(a)	the names (other than the name of the Corporation) of the registered holders of Warrants which, to the knowledge of the Corporation, are owned by or held for the account of the Corporation or any Subsidiary of the Corporation; and

(b)	the number of Warrants owned legally or beneficially by the Corporation or any Subsidiary of the Corporation,

and the Trustee, in making the computations in Section 7.16, shall be entitled to rely on such certificate without any additional evidence.

10.8	Successors

All provisions of this Indenture for the benefit of the Corporation and the Trustee bind and enure to the benefit of their respective successors and assigns.

Executed and delivered as of the 17th day of November, 2005.

TRANSATLANTIC PETROLEUM CORP.

Per:

Per:
COMPUTERSHARE TRUST COMPANY OF CANADA

Per:

Per:

SCHEDULE A to the Warrant Indenture made as of November 17, 2005 between TRANSATLANTIC PETROLEUM CORP. and COMPUTERSHARE TRUST COMPANY OF CANADA as Trustee [see attached]

SCHEDULE B to the Warrant Indenture made as of November 17, 2005 between TRANSATLANTIC PETROLEUM CORP. and COMPUTERSHARE TRUST COMPANY OF CANADA as Trustee

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:	Computershare Trust Company of Canada
as registrar and transfer agent for the common shares of
TransAtlantic Petroleum Corp. (the “Corporation”) and warrant trustee for the warrants of the Corporation

The undersigned (A) acknowledges that the sale of the common shares/warrants (circle one) represented by certificate number              of TransAtlantic Petroleum Corp. to which this declaration relates is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”) and (B) certifies that (1) the undersigned is not an affiliate (as defined in Rule 405 under the 1933 Act), (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of the Toronto Stock Exchange and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the 1933 Act), (5) the seller does not intend to replace such securities with fungible unrestricted securities; (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Terms used herein have the meanings given to them by Regulation S under the 1933 Act; and (7) in the case of an affiliate of the Corporation, no selling concession, fee or other remuneration is paid in connection with such offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

By	Dated:

Signature:

Name:
(please print)

Affirmation by Seller’s Broker-Dealer

We have read the foregoing representations of our customer,                                          (the “Seller”) dated                                         , with regard to the sale, for such Seller’s account, of the common shares/warrants (circle one) represented by certificate number                          of the Corporation described therein, and we hereby affirm that, to the best of our knowledge and belief, the facts set forth therein are full, true and correct.

Name of Firm

By:
Authorized Officer

Date: